[LETTERHEAD OF MODEM MEDIA . POPPE TYSON, INC.]


                                                     April 28, 2000


Re: Modem Media . Poppe Tyson, Inc.
    Registration Statement on Form S-3
    (File No. 333-32542)

VIA EDGAR

Securities and Exchange Commission
Division of Corporation Finance
450 Fifth Street, N.W.
Washington, DC 20549

Attn: Suzanne Hayes

Dear Ms. Hayes:

     In light of current market conditions, Modem Media . Poppe Tyson, Inc. hereby requests withdrawal of the above-referenced Registration Statement pursuant to Rule 477 of the Securities Act of 1933, as amended. Modem Media . Poppe Tyson, Inc. does not believe withdrawal to be inconsistent with the public interest or the protection of investors.

                                         Very truly yours,

                                         MODEM MEDIA . POPPE TYSON, INC.

                                         By: /s/ Sloane Levy
                                            --------------------------------
                                            Sloane Levy
                                            Vice President, General Counsel and
                                              Corporate Secretary